Exhibit 99.1

BriaCell Records New Responder with Remarkable Improvement of “Eye-Bulging” Metastatic Tumor

●	After only 3 cycles, patient experienced a remarkable improvement of eye-bulging “proptosis” caused by orbital metastatic breast cancer tumor behind the eye.
●	Significant ocular pain reduction recorded.
●	Heavily treated patient had 7 prior failed regimens.
●	The patient continues to receive treatment.

PHILADELPHIA, PA and VANCOUVER, British Columbia, November 30, 2023— BriaCell Therapeutics Corp. (Nasdaq: BCTX, BCTXW) (TSX: BCT) (“BriaCell” or the “Company”), a clinical-stage biotechnology company that develops novel immunotherapies to transform cancer care, is thrilled to announce a new remarkable responder in our Phase 2 study of the Bria-IMT™ combination regimen. BriaCell’s clinical team reported a patient with extensive metastatic breast cancer who had failed all available therapies. The patient had cancer behind the eye, causing proptosis (eye-bulging) and significant pain that were both resolved with BriaCell’s treatment.

Additional survival updates and clinical data sets on the entire Phase 2 study cohort will be presented at the San Antonio Breast Cancer Symposium on December 6th and 7th, 2023.

“Responses like this are not often seen in heavily pretreated patients and are especially rare in metastatic disease to the eye,” stated Carmen Calfa, M.D., Clinical Research Lead for the breast site disease group at the University of Miami Miller School of Medicine, Co-Director of the Cancer Survivorship Program at Sylvester Comprehensive Cancer Center, and Principal Clinical Investigator of the Phase 2 Bria-IMT™ study. “We were excited to offer her the latest treatments and thrilled to share in her success and joy.”

The noted responder, a post-menopausal metastatic breast cancer patient (the “Remarkable Responder”), experienced a remarkable improvement of proptosis caused by breast cancer tumors behind the eye, resulting in significant pain reduction in the ocular region. Her disease is characterized as positive for hormone receptor and 3+ for HER2. The woman had extensive metastatic disease (i.e. breast cancer tumors that have migrated to other areas of the body) including the bones of the spine, pelvis, sternum, the skull, and face, which included proptosis of the right eye from which the patient was clinically blind in that eye.

The patient was heavily pre-treated (7 prior regimens) highlighting the remarkable nature of her response on BriaCell’s treatment despite her very advanced cancer stage. Her last disease progression was recorded in August 2023. The patient started on BriaCell’s Bria-IMT™ combination therapy on October 4, 2023 and has received only 3 cycles of therapy. The Bria-IMT™ combination regimen has been well tolerated and the patient remains on treatment.

BriaCell had previously reported a similar case of a remarkable response with 100% resolution of an eye-bulging orbital tumor (release here). This particular patient had received (and failed) 12 regimens with 16 agents (incl. 13 chemotherapies) prior to BriaCell’s treatment, again adding to the remarkable nature of her response.

“We are reporting remarkable clinical responses in patients who were previously thought untreatable, suggesting effectiveness in difficult-to-reach tumors such as those in the bones and the brain,” said Dr. William V. Williams, BriaCell’s President and CEO. “We hypothesize that our Bria-IMT™ regimen may cross the blood brain barrier to treat these difficult-to-reach areas, such as the brain, which continues to increase our excitement for our novel cancer immunotherapy. We have seen several patients with central nervous system metastases respond to our therapy and are looking forward to further investigating this unique observation in our pivotal Phase 3 study of Bria-IMT™ combination therapy in advanced metastatic breast cancer.”

About BriaCell Therapeutics Corp.

BriaCell is a clinical-stage biotechnology company that develops novel immunotherapies to transform cancer care. More information is available at https://briacell.com/.

Safe Harbor

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements, including those about: the presentation of additional survival updates and clinical data sets on the entire Phase 2 study cohort at the San Antonio Breast Cancer Symposium on December 6th and 7th, 2023; whether the remarkable responder patient will remain on the treatment; the potential effectiveness of BriaCell’s treatment, including for difficult-to-reach tumors such as those in the bones and the brain; and whether the Bria-IMT™ regimen may cross the blood brain barrier to treat these difficult-to-reach areas, such as the brain; and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully under the heading “Risks and Uncertainties” in the Company’s most recent Management’s Discussion and Analysis, under the heading “Risk Factors” in the Company’s most recent Annual Information Form, and under “Risks and Uncertainties” in the Company’s other filings with the Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission, all of which are available under the Company’s profiles on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Forward-looking statements contained in this announcement are made as of this date, and BriaCell Therapeutics Corp. undertakes no duty to update such information except as required under applicable law.

Neither the Toronto Stock Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Toronto Stock Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information

Company Contact:

William V. Williams, MD

President & CEO
1-888-485-6340
info@briacell.com

Media Relations:

Jules Abraham
Director of Public Relations
CORE IR
917-885-7378
julesa@coreir.com

Investor Relations Contact:

CORE IR
investors@briacell.com